Contact:
Steven G. Chrust
Worlds.com
Chairman
203-409-2105
schrust@worlds.com
------------------

                    WORLDS.COM INC. RAISES $1,095,000 AT
                    INITIAL CLOSING OF PRIVATE OFFERING

Stamford, Connecticut, January 3, 2001: Worlds.com Inc. (OTCBB: WDDD) (Company) announced today that it has consummated the sale of 21.9 Units, each Unit consisting of a $50,000 principal amount 6% Convertible Promissory Note and Warrants to purchase 50,000 shares of common stock at a price of $50,000.00 per Unit. The Units were sold in the initial closing of a $1,500,000 private offering being made to accredited investors and institutions. The Notes are unsecured obligations of the Company and are due and payable 18 months from the Closing, subject to certain mandatory prepayments. The per-share conversion price of the Notes and exercise price of the Warrants is $0.104, representing 115% of the average last sale price of a share of common stock as reported by the OTC Bulletin Board for the five consecutive trading days immediately prior to the date of the initial closing.

         Aggregate gross proceeds from the initial closing were $1,095,000, of which $625,000 was invested cash and $470,000 was through conversion of certain of the Company's existing, outstanding obligations owed to the investors. The Company intends to use the proceeds of the offering for working capital and general purposes for its business.

         The Notes and Warrants issued in the offering and the shares of common stock underlying them have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

         Worlds.com Inc. is a 3D entertainment and e-commerce portal which leverages its proprietary technology to offer visitors a network of virtual, multi-user environments which it calls worlds. Worlds are visually engaging online communities where people can come together and, by navigating through the website, shop, interact with others, attend events and be entertained.

         Except for any historical information contained herein, the matters discussed in this press release contain forward-looking statements that involve risks and uncertainties which are described in the Company's SEC reports, including the Company's Annual Report on Form 10-K for the year ended December 31, 1999 (as amended) and Quarterly Reports on Form 10-Q for the quarters ended March 31, 2000, June 30, 2000 and September 30, 2000 (as amended).

                                      # # #